ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED OCTOBER 5, 2018 AND

THE PROSPECTUS DATED SEPTEMBER 7, 2018)

REGISTRATION NO. 333-227244

OCTOBER 12, 2018

AFLAC INCORPORATED

¥29,300,000,000 1.159% SENIOR NOTES DUE 2030

¥15,200,000,000 1.488% SENIOR NOTES DUE 2033

¥8,900,000,000 1.750% SENIOR NOTES DUE 2038

FINAL TERM SHEET

Dated October 12, 2018

Issuer:	Aflac Incorporated

Securities:	1.159% Senior Notes due 2030 (the “2030 Notes”) 1.488% Senior Notes due 2033 (the “2033 Notes”) 1.750% Senior Notes due 2038 (the “2038 Notes”)

Ratings (Moody’s / S&P / R&I)*:	A3 (stable) / A- (stable) / A (stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	October 12, 2018

Settlement Date (T+4)**:	October 18, 2018

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Joint Book-Running Managers:	Mizuho Securities USA LLC; Morgan Stanley & Co. International plc; SMBC Nikko Securities America, Inc.

Passive Book-Running Managers:	Goldman Sachs & Co. LLC; Wells Fargo Securities, LLC

Co-Managers:	Merrill Lynch International; J.P. Morgan Securities plc; Academy Securities, Inc.; Drexel Hamilton, LLC

Principal Amount:	¥29,300,000,000 (2030 Notes) ¥15,200,000,000 (2033 Notes) ¥8,900,000,000 (2038 Notes)

Underwriting Discount:	0.500% (2030 Notes) 0.600% (2033 Notes) 0.700% (2038 Notes)

Maturity Date:	October 18, 2030 (2030 Notes) October 18, 2033 (2033 Notes) October 18, 2038 (2038 Notes)

Coupon:	1.159% (2030 Notes) 1.488% (2033 Notes) 1.750% (2038 Notes)

Reference Rate:

0.499% (equivalent to 12-year Swap Offered Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2030 Notes)

0.628% (equivalent to 15-year Swap Offered Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2033 Notes)

Spread to Reference Rate:	+ 66 bps (2030 Notes) + 86 bps (2033 Notes)

Yield to Maturity:	1.159% (2030 Notes) 1.488% (2033 Notes) 1.750% (2038 Notes)

Public Offering Price:	100.0% of principal amount (2030 Notes, 2033 Notes, 2038 Notes)

Proceeds, Before Expenses:	¥53,100,000,000

Interest Payment Dates:

Semi-annually in arrears on April 18 and October 18, commencing on April 18, 2019 for the 2030 Notes

Semi-annually in arrears on April 18 and October 18, commencing on April 18, 2019 for the 2033 Notes

Semi-annually in arrears on April 18 and October 18, commencing on April 18, 2019 for the 2038 Notes

Record Dates:	April 4 and October 4 of each year

Day Count:	30/360

Business Day Centers:	New York, London, Tokyo

Governing Law:	New York

CUSIP/ISIN/Common Code:	001055 AV4 / XS1892836104 / 189283610 (2030 Notes) 001055 AW2 / XS1892836955 / 189283695 (2033 Notes) 001055 AX0 / XS1892837250 / 189283725 (2038 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about October 18, 2018, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before October 18, 2018 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

MiFID II professionals/ECPs-only– Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

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